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                                                              EXHIBIT 11.1


                           NETWORK COMPUTING DEVICES, INC.

                      Statement Regarding Computation of Shares
                     Used in Income (Loss) Per Share Computations
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                 Three Months Ended March 31,
                                                 ----------------------------
                                                    1997             1996
                                                 ----------       -----------
Primary and fully diluted:
    Weighted average common shares
         outstanding during the period              17,089          16,260
    Common share equivalents:
         Dilutive effect of stock options            1,800               -
                                                 ---------        --------

             Total                                  18,889          16,260
                                                 ---------        --------
                                                 ---------        --------

    Net  income (loss)                             $   852        $   (260)
                                                 ---------        --------
                                                 ---------        --------

    Income (loss) per share                        $  0.05        $  (0.02)
                                                 ---------        --------
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